Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners to Invest $3.4 Billion in Light Oil Market Access Program

HOUSTON — Dec. 6, 2012—Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) announced today its plans to invest in a Light Oil Market Access Program (the “Program”) to expand access to markets for growing volumes of North Dakota and western Canada light oil production. The overall Program includes a number of individual projects, some of which will be jointly funded by the Partnership and Enbridge Inc. (Enbridge) (NYSE, TSX: ENB), and certain projects that will be funded entirely by the Partnership.

Enbridge Partners’ investment in the Program is expected to be approximately $3.4 billion. The joint funding arrangements between the Partnership and Enbridge provide Enbridge Partners with options to increase or decrease its investment in certain projects to match its funding capability. The Partnership’s investments will be undertaken on a fixed return cost-of-service basis under which it will not be exposed to throughput risk or capital cost risk. Broad shipper support has been demonstrated for the Program and the associated rate principles. The projects that comprise the Program are subject to respective customary regulatory approvals.

The Light Oil Market Access Program responds to significant recent developments with respect to supply of light oil from U.S. north central formations and western Canada, as well as refinery demand for light oil in the U.S. Midwest and eastern Canada. On the supply side, production from the Bakken formation centered in North Dakota has grown from 200,000 barrels per day (bpd) to 700,000 bpd in the last five years with potential to expand to 1,200,000 bpd or more in the next five years, if transportation access to refinery markets is available. Additional growth in light crude production of 100,000 bpd or more is anticipated from application of latest recovery technologies to the Cardium and Viking formations in Alberta, Canada. Supply from these areas has become increasingly attractive to refineries in the U.S. Midwest and eastern Canada compared to much more costly alternative sources.

The individual projects to be undertaken by the Partnership pursuant to the Light Oil Market Access Program are summarized as follows:

Light Oil Market Access Projects
Project	Estimated Cost	In Service Target	Funding

1. Sandpiper Project	$2.5 billion	early 2016	EEP

2. Eastern Access Upsize

Line 6B expansion	$0.4 billion	early 2016	Joint (ENB/EEP)

3. U.S. Mainline System

Chicago Area Connectivity (Line 62 Twin Flanagan to Griffith)	$0.5 billion	mid-2015	Joint (ENB/EEP)
Superior to Flanagan (Line 61 capacity expansion)	$1.3 billion	mid-2015	Joint (ENB/EEP)

North Dakota System Expansion/Extension (Sandpiper Project)

The Program includes the Sandpiper Project which will expand and extend the Partnership’s North Dakota feeder system. The Bakken takeaway capacity of the Partnership’s North Dakota System will be expanded by 225,000 bpd to a total of 580,000 bpd, with a target in service date of early 2016. The expansion will involve construction of an approximately 600-mile 24-inch diameter line from Beaver Lodge, North Dakota, to the Superior, Wisconsin, mainline system terminal. The new line will twin the 210,000 bpd North Dakota System mainline, which now terminates at Clearbrook Terminal in Minnesota, adding 225,000 bpd of capacity on the twin line between Beaver Lodge and Clearbrook and 370,000 bpd between Clearbrook and Superior.

The estimated capital cost of this project is approximately $2.5 billion. The capital cost will be rolled into the existing North Dakota System rate base, with the associated cost of service to be recovered in tolls. The Sandpiper Project’s commercial terms remain subject to approval by the Federal Energy Regulatory Commission (FERC), as filed in the Petition for Declaratory Order filed with FERC on November 2, 2012. The commercial terms filed with FERC have support from numerous shippers and stakeholders on the North Dakota System. EEP will fully fund the Sandpiper Project.

The Program also includes several distinct expansions of the Lakehead mainline system held within the Partnership.

Eastern Access Upsize

A further upsizing of the Line 6B component of the Eastern Access Program will increase capacity on the pipeline to 570,000 bpd from the previously announced 500,000 bpd and is required to permit additional deliveries of light oil to eastern Canada, at an expected cost of $0.4 billion. This additional capital will bring the estimated total cost of the Eastern Access Program supporting mainline expansions to $2.6 billion. This entire amount is included in the Eastern Access Joint Funding Arrangement pursuant to which Enbridge will fund 60 percent of the cost and the Partnership will fund 40 percent, with options to pare down by up to 15 percent or to increase its economic interest by up to 15 percent.

U.S. Mainline System

To accommodate additional light crude demand by Chicago-area refineries as well as additional Ontario and Quebec demand, the capacity of the Lakehead System between Flanagan, Illinois, and Griffith, Indiana, will be expanded by constructing a 76-mile 36-inch diameter twin of Line 62 with an initial capacity of 570,000 bpd, at an estimated cost of $0.5 billion. Further, the capacity of the 42-inch diameter Line 61 will be expanded to its full 1,200,000 bpd potential at an estimated cost of approximately $1.3 billion, with a target in-service date of mid-2015.

Enbridge shippers have approved the inclusion of the aggregate of $1.8 billion of capital for these projects in the Lakehead System’s local toll cost-of-service surcharge mechanism.

The U.S. mainline expansion projects as announced earlier this year were previously to have been funded by Enbridge Energy Partners. These previously announced projects, in addition to the Chicago Area Connectivity and Line 61 upsizing capital requirements, will now be jointly funded by Enbridge and the Partnership, under a Mainline Expansion Joint Funding Arrangement which parallels the Eastern Access Joint Funding Arrangement.

The Partnership’s investment in the Light Oil Market Access Program will be approximately $3.4 billion, subject to adjustment upward or downward through the options that the Partnership retains under the joint funding arrangement for Eastern Access and the Mainline Expansion projects. To provide financing flexibility for the Partnership, the exercise period that will allow Enbridge Partners to decrease its economic interest and associated funding of these projects by up to 15 percentage points was extended to June 30, 2013 from December 31, 2012.

Additionally, within one year of the last in-service date for the Eastern Access and the Mainline Expansion projects, respectively, the Partnership will also have the option to increase its economic interest held at that time by up to 15 percentage points.

Enbridge Partners will also benefit from additional cost-of-service earnings on $0.3 billion of capital which was invested by the Partnership in the original development of the 42-inch Line 61 but which, under the terms of the agreement with shippers, is not eligible for recovery in rates until the full capacity of the line is required. This feature enhances the financial attractiveness of the overall Light Oil Market Access Program to the Partnership since it provides incremental earnings and cash flow with no associated incremental capital.

“The additional cash flow from the Partnership’s investment in this program will be a major contributor to our plans to deliver cash distribution growth at the higher end of our 2 percent to 5 percent target,” said Mark Maki, President of Enbridge Partners. “The cost-of-service rate principles ensure that the Partnership will achieve a reasonable return on its investment without exposure to throughput or capital cost risks. The low risk commercial underpinnings of these growth projects will progressively transform the Partnership to a lower risk business model. The joint funding arrangements applicable to both the Eastern Access and Mainline Expansion projects ensure that we have the opportunity to expand our investment in these attractive opportunities while providing us with substantial flexibility to manage our funding requirements.”

MANAGEMENT PRESENTATION OF LIQUIDS EXPANSION PROJECTS

Enbridge Partners will present and review the liquids expansion projects in an Internet presentation, commencing at 9:30 a.m. Eastern Time on December 7, 2012. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides will also be available at the link below.

EEP Events and Presentations: www.enbridgepartners.com/

Alternative Webcast link:

http://www.media-server.com/m/p/7ms82h74

The audio portion of the presentation will be accessible by telephone at (866) 700-6067 (Passcode: 27371741) and can be replayed until March 8, 2013 by calling (888) 286-8010 (Passcode: 25912644). An audio replay will also be available from either of the website addresses above.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 13 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 13 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 22 percent interest in the Partnership.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; and (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:
Sanjay Lad	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 713-821-2253
E-mail: eep@enbridge.com	Toll-free : (877) 496-8142
Website: enbridgepartners.com	E-mail: usmedia@enbridge.com

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